Exhibit 10.07
PANDORA MEDIA INC.
EXECUTIVE SEVERANCE AND
CHANGE OF CONTROL POLICY
Amended and Restated as of June 3, 2017
Section 1. Introduction.
(a) The purpose of this Executive Severance and Change of Control Plan (the “Policy”) is to specify the compensation and benefits payable in connection with certain termination events for Eligible Officers. The purpose of the Policy is to provide for the payment of severance benefits to Eligible Officers of Pandora Media Inc. (the “Company”) who incur a Separation from Service (as defined in Section 7(b)(iii)) from the Company as a result of certain involuntary terminations and to provide certain additional benefits if such termination occurs in connection with a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan). An “Eligible Officer” means an executive officer of the Company or any of its subsidiaries who has been designated in writing by the Committee as eligible to participate in the Policy.
Section 2. Amendment Or Termination of the Policy. The Committee may amend or terminate the Policy at any time, except:
(a) During the 12-month period following a Change of Control, the Policy may not be terminated or amended in a way that would adversely affect an Eligible Officer.
(b) With respect to any individual who is an Eligible Officer as of the date of any termination or amendment, unless such amendment (prior to a Change of Control) is determined by the Committee in its sole discretion to be necessary or appropriate to minimize or eliminate adverse tax treatment to Eligible Officers or to the Company (whether under Section 409A or otherwise), then without such Eligible Officer’s consent, the termination or amendment shall not be effective as it applies to such Eligible Officer until the first anniversary of the date the termination or amendment is adopted by the Committee.
Section 3. Eligibility For Severance Benefits Under The Policy.
(a) In order to be eligible to receive any benefits under Section 4 or Section 5 of this Policy, the Eligible Officer must, within 21 days following the Termination Date (as defined below), execute a general waiver and release, in a form acceptable to the Company (the “Release”), and such Release must become effective and irrevocable in accordance with its terms.
(b) An Eligible Officer will not receive benefits under the Policy if an Eligible Officer’s employment with the Company terminates for any reason not specified in Section 4 or Section 5 hereof.
(c) All benefits that an Eligible Officer may be or become entitled to under this Policy will terminate immediately if the Eligible Officer, at any time, violates any proprietary information or confidentiality obligation to the Company.

Section 4. Non-Change of Control Severance Benefits.
(a) In the event that an Eligible Officer incurs a Separation from Service by reason of an Involuntary Termination at any time, the Eligible Officer shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions of this Policy), in addition to payment of any accrued and unpaid wages, and accrued and unused vacation, in accordance with applicable law:

(i) a cash payment equal to the number of Severance Months (as defined below) times such Eligible Officer’s monthly base salary in effect on the Termination Date, paid in a lump sum within 10 business days following the effectiveness of the Release; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year;
(ii) a cash payment equal to a prorated (to the Termination Date) portion of the amount such Eligible Officer would have received under the Company’s annual bonus plan, based on actual performance as determined by the Committee in its discretion for the remaining executive officers following year-end; provided that such payment shall not exceed the Eligible Officer’s prorated annual target bonus for the year in which the Termination Date occurs; provided further than such payment shall be made no later than two and one-half months following the end of the Company’s taxable year in which the Termination Date occurs;
(iii) so long as the Eligible Officer timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Officer’s applicable premiums (including spouse or family coverage if the Eligible Officer had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the number of Severance Months following the Termination Date, and (b) the date on which the Eligible Officer and his or her covered dependents, if any, become eligible for health insurance coverage through another employer; provided that, in order to avoid adverse consequences to the Company, the Company may elect to pay a lump sum in cash equal to the aggregate amount of the number of Severance Months times the monthly premium (as in effect on the Termination Date), which shall be paid on the same date the payment pursuant to clause (i) is made;
(iv) reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three months following the Termination Date, if the Eligible Officer elects to participate in such services; and
(v) effective on the effective date of the Release, accelerated vesting by the number of Severance Months of all outstanding Company stock options, restricted stock, RSUs or other equity-based awards (collectively, “Equity Awards”) held by the Eligible Officer as of the Termination Date; provided that, in lieu of the foregoing, Equity Awards that do not vest monthly shall be accelerated through the number of Severance Months following the Termination Date as if such Equity Award had been on a monthly vesting schedule through the original vesting period, but only if the date that is the number of Severance Months past the Termination Date is later than such Equity Award’s originally scheduled initial vesting date; provided, further, that any notice of award or grant agreement related to any market stock units, performance-based restricted stock units or other Performance Awards (as defined in the Company’s 2011 Equity Incentive Plan) held by the Eligible Officer as of the Termination Date that includes specific vesting treatment in the case of a Separation from Service by reason of an Involuntary Termination shall supersede this provision with respect to such Performance Award.
Section 5. Change of Control Severance Benefits. In the event that an Eligible Officer incurs a Separation from Service by reason of an Change of Control Termination at any time, the Eligible Officer shall be entitled to, in lieu of any other severance compensation and benefits whatsoever, the following payments and benefits (subject to the terms and conditions of this Policy), in addition to payment of any accrued and unpaid wages, and accrued and unused vacation, in accordance with applicable law:

(i) a cash payment equal to the sum of (A) the number of Severance Months (as defined below) times such Eligible Officer’s monthly base salary in effect on the Termination Date and (B) such Eligible Officer’s annual target bonus, paid in a lump sum within 10 business days following the effectiveness of the Release; provided that if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year;
(ii) so long as the Eligible Officer timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of the Eligible Officer’s applicable premiums (including spouse or family coverage if the Eligible Officer had such coverage on the Termination Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Termination Date and ending on the earliest to occur of (a) the number of Severance Months following the Termination Date, and (b) the date on which the Eligible Officer and his or her covered dependents, if any, become eligible for health insurance coverage through another employer; provided that, in order to avoid adverse consequences to the Company, the Company may elect to pay a lump sum in cash equal to the aggregate amount of the number of Severance Months times the monthly premium (as in effect on the Termination Date), which shall be paid on the same date the payment pursuant to clause (i) is made; and
(iii) accelerated vesting, effective on the effective date of the Release, of all outstanding Equity Awards held by the Eligible Officer as of the Termination Date; provided that any notice of award or grant agreement related to any market stock units, performance-based restricted stock units or other Performance Awards (as defined in the Company’s 2011 Equity Incentive Plan) held by the Eligible Officer as of the Termination Date that includes specific vesting treatment in the case of a Change of Control Termination shall supersede this provision with respect to such Performance Award;
(iv) reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three months following the Termination Date, if the Eligible Officer elects to participate in such services; and
(v) the Eligible Officer shall be offered the opportunity to elect to extend the post-termination exercise period of outstanding Company stock options to 12 months following the Termination Date (but not longer than the original maximum expiration date of any such stock option); provided that any Eligible Officer may, within 30 calendar days of becoming an Eligible Officer under this Policy, decline to apply this clause (v) to his or her “incentive stock options” (as defined in Section 422 of the Code) outstanding as of the date of such eligibility by providing written notice to the General Counsel of the Company by such 30th day.
Section 6. Definitions. For purposes of this Policy:
(i) “Committee” means the Board of Directors or the Compensation Committee of the Board of Directors.
(ii) “Cause” means: (i) a willful failure or a refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company, provided that, the Company provides the Eligible Officer a fifteen (15) day cure period to remedy such failure or refusal; (ii) unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company; (iii) dishonest conduct or a deliberate attempt to do an injury to the Company; (iv) an Eligible Officer’s material breach of this Agreement or any breach of confidentiality or proprietary information agreements with the Company, including, without limitation, theft of the

Company’s proprietary information; (v) an unlawful or criminal act which reflects badly, or would, if known, reflect badly on the Company, in the Committee’s reasonable judgment; or (vi) repeated absence from work without an approved leave, resulting in a job abandonment.
(iii) In the context of a Change of Control Termination, “Good Reason” means the Eligible Officer’s resignation from employment (for any Eligible Officer other than the CEO or CFO, only following a Change of Control) after the occurrence of one of the following events without the Eligible Officer’s consent: (A) a material reduction of Eligible Officer’s base salary or target annual incentive bonus; (B) any requirement by the Company (or its successor) that Eligible Officer engage in any illegal or unethical conduct, after Eligible Officer has given the Company thirty (30) days’ notice and opportunity to cure; (C) the Company’s failure to fully cure within thirty (30) days any material breach by the Company of this Plan or of any other material agreement between Eligible Officer and the Company, in each case which Eligible Officer has notified the Committee in writing; (D) a relocation of Eligible Officer’s principal place of employment by more than fifty (50) miles; or (E)  a material reduction in the Eligible Officer’s duties and responsibilities; provided that in any event, the Eligible Officer notifies the Company of the event constituting Good Reason within ninety (90) days and gives the Company thirty (30) days to cure (to the extent capable of cure), and then the Eligible Officer resigns within thirty (30) days thereafter.
(iv) “Change of Control Termination” means, within 12 months following a Change of Control, any termination of the Eligible Officer’s employment with the Company (or its successor) (A) by the Company (or its successor) for any reason other than Cause or (B) by the Eligible Officer for Good Reason.
(v) “Involuntary Termination” means any termination of the Eligible Officer’s employment (other than a Change of Control Termination) with the Company (or its successor) by the Company (or its successor) for any reason other than Cause; provided that solely with respect to the CEO or CFO as Eligible Officers hereunder, an “Involuntary Termination” for the CEO or CFO shall include resignation by the CEO or CFO for Good Reason.
With respect to the CEO and CFO only, and in the context of an Involuntary Termination, “Good Reason” means any of the events described in Section 6(iii) without being preceded by a Change of Control. However, in such context, clause (A) of Section 6(iii) shall read as follows: (A) a material reduction of the CEO’s or CFO’s base salary or target annual incentive bonus, except in the case that the reduction is part of a broad cost cutting effort by the Company (or its successor) and similar compensation reductions are applied to a majority of the executive officers of the Company (or its successor) as part of such cost-cutting effort.
(vi) “Severance Months” shall mean: (i) in the case of an Involuntary Termination, (A) 6 months for all Eligible Officers other than the CEO and (ii) 12 months for the CEO; and (ii) in the case of a Change of Control Termination, (A) 12 months for all Eligible Officers other than the CEO and (ii) 18 months for the CEO.
Section 7. Tax Provisions.
(a) Withholding Taxes. The Company may withhold from any amounts payable under this Policy such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b) Section 409A.
(i) This Policy and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”), and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible.
(ii) To the extent Section 409A is applicable to this Policy, this Policy is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment Eligible Officer is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Policy during the six-month period immediately following the Termination Date shall instead be paid on the first business day after the date that is six months following the Termination Date, or on Eligible Officer’s death, if earlier.
(iii) All references herein to “Termination Date,” “Separation from Service” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).
(iv) The Company makes no representation or warranty and shall have no liability to the Eligible Officer or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
(v) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such Eligible Officer incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(c) Section 280G Contingent Cutback. In the event that the severance and other benefits provided for in this Policy or otherwise payable to an Eligible Officer (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by such Eligible Officer on an after-tax basis, of the greatest amount of severance benefits under this Policy or otherwise, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. To the extent any of such severance benefits are “deferred compensation” within the meaning of Section 409A of the Code, any reduction shall be made in the following manner: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (x) equity-based compensation subject to Section 409A of the Code as deferred compensation and (y) equity-based compensation not subject to Section 409A of the Code; provided that reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits that are subject to Section 409A of the Code and benefits that are exempt from Section 409A of the Code. Unless the Company and such Eligible Officer otherwise agree in writing, any determination required under this provision shall be made in writing by the Company’s independent public accountants engaged by the Company prior to the Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon such Eligible Officer and the Company for all purposes. For purposes of making the calculations required by this provision, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Eligible Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.
Section 8. Miscellaneous.
(a) Entire Agreement; No Duplication of Benefits. Any amounts payable hereunder shall be reduced by any notice under, or payments in lieu of notice under, the WARN Act (or similar state law). Any amounts payable under this Policy shall not be duplicative of any other severance benefits, and to the extent an Eligible Officer has executed an individually negotiated agreement with the Company relating to severance benefits that is in effect on his or her Termination Date, no amounts will be due hereunder unless such Eligible Officer acknowledges and agrees that the severance benefits, if any, provided under this Policy are in lieu of and not in addition to any severance benefits provided under the terms of such individually negotiated agreement.
(b) No Implied Employment Contract. This Policy is not an employment contract. Nothing in this Policy or any other instrument executed pursuant to this Policy shall confer upon an Eligible Officer any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate an Eligible Officer’s employment at any time for any reason. The Company and the Eligible Officer acknowledge that the Eligible Officer’s employment is and shall continue to be “at-will”, as defined under applicable law, except to the extent otherwise expressly provided in a written agreement between the Eligible Officer and the Company.
(c) Exclusive Discretion. The Board of Directors, its Compensation Committee or another authorized committee thereof will have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Policy and to construe and interpret the Policy and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Policy, including, but not limited to, the eligibility to participate in the Policy and amount of benefits paid under the Policy, and its rules, interpretations, computations and other actions will be binding and conclusive on all persons.
(d) Notice. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Eligible Officer, mailed notices shall be addressed to him or her at the home address or facsimile number shown on the Company’s corporate records, unless a different address or facsimile number is subsequently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Policy on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Policy.
(f) Severability. In the event that any one or more of the provisions of this Policy shall be or become invalid, illegal or unenforceable in any respect or to any degree, the validity, legality and enforceability of the remaining provisions of this Policy shall not be affected thereby. The parties intend to give the terms of this Policy the fullest force and effect so that if any provision shall be found to be invalid or unenforceable, the court reaching such conclusion may modify or interpret such provision in a manner that shall carry out the parties’ intent and shall be valid and enforceable.

(g) Successors. The Company shall have the right to assign its rights and obligations under this Policy to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Policy shall inure to the benefit and shall be binding upon the successors and assigns of the Company. An Eligible Officer shall not have any right to assign his or her obligations under this Policy and shall only be entitled to assign his or her rights under this Policy upon his or her death, solely to the extent permitted by this Policy, or as otherwise agreed to by the Company.
(h) Creditor Status of Eligible Officers. In the event that any Eligible Officer acquires a right to receive payments from the Company under the Policy such right shall be no greater than the right of any unsecured general creditor of the Company.
(i) Governing Law. This Policy is intended to be governed by and will be construed in accordance with the laws of the State of California.

7